Exhibit 10.3

AMENDMENT NO. 2 TO THE
THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
KKR GROUP PARTNERSHIP L.P.

This AMENDMENT NO. 2 (this “Amendment”), dated as of December 29, 2023, to the Third Amended and Restated Limited Partnership Agreement, dated as of January 1, 2020 (as amended from time to time, the “Agreement”), of KKR Group Partnership L.P., a Cayman Islands exempted limited partnership (the “Partnership”), is made by KKR Group Holdings Corp., a Delaware corporation, as the general partner of the Partnership (the “General Partner”). Each of the capitalized terms used herein that is not otherwise defined herein shall have the meaning ascribed thereto under the Agreement.

W I T N E S S E T H

WHEREAS, the General Partner desires to amend the Agreement to reflect certain updates, including the elimination of the Series C Preferred Mirror Units; and

WHEREAS, the General Partner, pursuant to Section 10.12(a) of the Agreement, may amend the Agreement so long as such amendment does not have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units.

NOW, THEREFORE, this Agreement is hereby amended as follows:

FIRST: The following amendments to Section 1.01 of the Agreement be and hereby are made:

The following definitions shall be amended and restated in their entirety as follows:

“KKR Holdings” means KKR Group Holdings L.P., a Delaware limited partnership, or any successor thereto.

“Unvested Unit” means any Unit for which the applicable vesting conditions and transfer restrictions, as applicable, have not been satisfied pursuant to an equity award granted pursuant to an equity incentive or similar plan and/or subscription or grant agreement adopted by the Issuer from time to time.

“Vested Unit” means any Unit for which the applicable vesting conditions and transfer restrictions, as applicable, have been satisfied pursuant to an equity award granted pursuant to an equity incentive or similar plan and/or subscription or grant agreement adopted by the Issuer from time to time.

SECOND: All references to “Class A Common Stock” shall be replaced with references to “Common Stock.”

THIRD: All references to a “Series C Preferred Mirror Unit,” and related provisions, as incorporated by Amendment No. 1 to the Agreement, dated as of August 14, 2020, shall be deleted and null and void as a result of the cancellation of such series.

FOURTH: Section 4.01(a) of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 4.01. Distributions. (a) The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners. Distributions shall be made in accordance with Section 11.03, Section 12.03 and this Article IV. However, no distributions, other than Tax Advances, shall be made with respect to a Partner’s Class P Units. The Designated Percentage of any distribution (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03 or Series B Preferred Mirror Units pursuant to Section 12.03) that is attributable to Existing Carried Interests or Future Carried Interests shall be made to holders of Class B Units and the remaining amount of any such distribution shall be made to holders of Class A Units, in each case pro rata in accordance with such Partners’ respective Class B Percentage Interest and Class A Percentage Interest. All other distributions (other than distributions made with respect to the Series A Preferred Mirror Units pursuant to Section 11.03 or Series B Preferred Mirror Units pursuant to Section 12.03) not attributable to Existing Carried Interests or Future Carried Interests shall be made solely to the holders of Class A Units pro rata in accordance with such Partners’ respective Class A Percentage Interests. Notwithstanding the foregoing but subject to the first sentence of Section 4.01(b), unless the General Partner, in its sole discretion, determines otherwise, distributions shall not be made with respect to any Unvested Units, including undistributed Profits that were earned prior to such date such Units become Vested Units.

FIFTH: Section 5.04 of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 5.04. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated as follows:

(a)          all Losses shall be allocated pro rata to holders of Class A Units and Equitized Class P Series Units in proportion to each Partner’s Class A Percentage Interest to the extent such holders were allocated Profits pursuant to paragraph (b) hereunder; and any remaining Losses shall be allocated pro rata to the holders of Class A Units.

(b)          all Profits shall be allocated pro rata to holders of Class A Units and Equitized Class P Series Units in proportion to each Partner’s Class A Percentage Interest, to the extent such holder is then entitled to a distribution of such Profits. For the purpose of determining the Class A Percentage Interest in the foregoing sentence, all Equitized Class P Series Units shall be treated as Class A Units to the extent they are entitled to distributions of such Profits. For the avoidance of doubt, the conversion of Class P Units to Equitized Class P Series Units or Class A Units pursuant to Section 5.03(b) shall occur as gain is allocated pursuant to Section 5.05(b) and as Losses are allocated pursuant to paragraph (a), and, if as a result of the allocation of gain to Class P Units and of Losses to Class A Units or Equitized Class P Series Units, any Class P Series Units convert to Equitized Class P Series Units or Class A Units, such converted Equitized Class P Series Units or Class A Units shall share in all further allocations pursuant to these paragraphs (a) and (b).

Notwithstanding anything to the contrary in this Agreement, the General Partner may make such adjustments to Capital Accounts or allocations of Profits and Losses or items thereof (or items of income, gain, loss or deduction) as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. In light of Section 5.05(a), (b) and (c), no Profits or Losses will be allocated in respect of Class B Units or distributions attributable thereto or in respect of Class P Units that are not Equitized Class P Series Units.

SIXTH: All references to the “Exchange Agreement” shall be deleted and Section 7.04 of the Agreement is hereby amended and restated in its entirety as follows:

SECTION 7.04.      Exchange Transactions.  To the extent permitted to do so pursuant to the policies and procedures established, from time to time, by the General Partner for the exchange of Class A Units for shares of Common Stock, a Limited Partner may exchange all or a portion of the Class A Units owned by such Limited Partner for shares of Common Stock.

SEVENTH: All notice addresses in Section 10.02 shall be updated to:

30 Hudson Yards
New York, New York 10001
Attention: General Counsel
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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

KKR GROUP HOLDINGS CORP., as
General Partner

By:	/s/ Christopher Lee
Name:	Christopher Lee
Title:	Secretary

[Signature Page to Amendment No. 2 to the Third A&R LPA of KKR Group Partnership L.P.]